Exhibit 21

Alberto Culver Company and Subsidiaries

Subsidiaries of the Registrant

Subsidiary	State or Other Jurisdiction of Incorporation
Accantia Group Holdings	United Kingdom
Alberto-Culver AB	Sweden
Alberto-Culver Holland B.V.	The Netherlands
Alberto-Culver Netherlands B.V.	The Netherlands
Alberto-Culver Group Ltd.	United Kingdom
Alberto-Culver Canada, Inc.	Canada
Alberto-Culver Company (U.K.), Limited	United Kingdom
Alberto-Culver (Europe) Limited	United Kingdom
Alberto-Culver International, Inc.	Delaware
Alberto-Culver LLC	Delaware
Alberto-Culver de Mexico, S.A. de C.V.	Mexico
Alberto-Culver USA, Inc.	Delaware
Armitage International Insurance Company, Ltd.	Bermuda
Key Company, S.A.	Chile
La Farmaco Argentina I. y C.S.A.	Argentina
Pro-Line International, Inc.	Delaware
Simple Health and Beauty Group Limited	United Kingdom
Simple Toiletries Limited	United Kingdom
St. Ives Laboratories, Inc.	Delaware

Subsidiaries of the company omitted from the above table, considered in the aggregate, would not be considered significant.